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                                                                     EXHIBIT 4.5

                          MATERIAL CHANGE REPORT UNDER
             SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                    AND SECTION 151 OF THE SECURITIES RULES;
                  SECTION 75(2) OF THE SECURITIES ACT (ONTARIO)

1.       REPORTING ISSUER

         CREO INC.
         3700 Gilmore Way
         Burnaby, British Columbia  V5G 4M1
         ("Creo")

2.       DATE OF MATERIAL CHANGE

         October 30, 2003

3.       PRESS RELEASE

         Date of Issuance:          October 30, 2003

         Place of Issuance:         Vancouver, British Columbia

4.       SUMMARY OF MATERIAL CHANGE

         Creo Inc. has received cash consideration for its remaining equity stake in Printcafe Software, Inc. of approximately 4.7 million common shares and received payment for the outstanding loan to Printcafe of US$11.8 million.

5.       FULL DESCRIPTION OF MATERIAL CHANGE

         Creo Inc. has received cash consideration for its remaining equity stake in Printcafe Software, Inc. of approximately 4.7 million common shares and received payment for the outstanding loan to Printcafe of US$11.8 million. The net proceeds to Creo will be approximately US$22.1 million. The disposition of the equity will result in a one-time estimated increase of 18 cents per share in GAAP earnings in the 2004 fiscal first quarter ended December 31, 2003. The recurring interest income of 2 cents per share seen in past quarters will be reduced to 1 cent per share in GAAP earnings in the 2004 fiscal first quarter due to the early repayment of the debt previously due in January 2004.

6.       RELIANCE ON SECTION 85(2) OF THE SECURITIES ACT (BRITISH
         COLUMBIA)/SECTION 75(3) OF THE SECURITIES ACT (ONTARIO)

         Not applicable.

7.       OMITTED INFORMATION

         Not applicable.

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8.       SENIOR OFFICERS

         For further information contact:

         Paul Kacir
         Corporate Secretary
         3700 Gilmore Way
         Burnaby, British Columbia

         Telephone: (604) 453-4343
         Facsimile: (604) 451-2711

9.       STATEMENT OF SENIOR OFFICER

         The foregoing accurately discloses the material change referred to herein.

DATED at Burnaby, British Columbia, this 3rd of November, 2003.

                                    CREO INC.

                                    Per: "Paul Kacir"
                                         ---------------------------------------
                                         (Authorized Signatory)

                                    Paul Kacir - Corporate Secretary
                                    --------------------------------------------
                                    (Print Name and Title)